Exhibit 10.18

December 8, 2018

Via Email

Thomas Fogarty

Re: Offer Letter

Dear Tom:

I am pleased to offer you a position with Ra Medical Systems, Inc. (the “Company”), as its Chief Commercial Officer. If you decide to join us, you will receive an annual salary of $308,000, which will be paid in accordance with the Company’s normal payroll procedures, and subject to applicable tax withholdings. You will also be eligible to earn bonuses based on individualized and company-wide targets, subject to the terms and conditions of the Company’s bonus plan for similarly situated employees (the “Plan”), which will be approved and distributed following your start date with the Company.  Your aggregate annual bonus opportunity will be equal to up to 50% of your base salary (“Annual Bonus Target”).  Please note that any incentive compensation, or any portion thereof, is subject to your continued employment with the Company through the date the bonus is earned and will be paid to you in accordance with the Company’s applicable bonus plan and the Company’s normal payroll procedures for incentive compensation, provided that no bonus will be paid later than March 15 of the calendar year following the calendar year in which the bonus was earned. For all bonuses, you must remain employed through the date the bonus is actually paid to you in order to earn the bonus.

As an employee, you will also be eligible to participate in certain employee benefit programs generally made available to similarly situated Company employees, including, but not limited to, group health insurance and paid time off, subject to the satisfaction of any eligibility requirements and subject to the terms of such benefit programs. Information on currently available benefit programs will be provided to you shortly after your start date.  You should note that the Company may modify job titles and salaries, and may modify or terminate benefits from time to time as it deems necessary or appropriate.

In addition, if you decide to join the Company, it will be recommended to the Company’s Board of Directors or an applicable committee thereof following your start date that the Company grant you an award of restricted stock units (the “RSUs”) with respect to shares of the Company’s common stock having an approximate grant date value equal to $150,000.  The number of shares of the Company’s common stock subject to the RSU’s shall be calculated on the closing price per share as of the date of grant with the result rounded down to the nearest whole share.  The RSU’s shall vest in accordance with the Company’s standard vesting schedule for RSUs as in effect on the date of grant, subject to your continuing to be a service provider to the Company through each vesting date.  The RSU’s will be subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan and forms of RSU award agreement thereunder (collectively, the “Stock Agreements”), in each case, which will be made available to you following the date your RSUs are granted. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s policies and the rules of conduct which are included in the Company’s employee handbook.

As a condition of your employment, you are also required to sign and comply with an At‑Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information. Please note that we must receive your signed At‑Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be December 17, 2018. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the CEO or CFO of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by December 12, 2018.

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We look forward to your favorable reply and to working with you at Ra Medical Systems, Inc.

Sincerely,

/s/ Dean Irwin

Dean Irwin

Chief Executive Officer

Agreed to and accepted:

Signature:/s/ Thomas G. Fogarty________

Printed Name:__Thomas G. Fogarty_________

Date: December 12, 2018